Company Contact: James R. McKnight, Jr. Chief Executive Officer 615-771-7575	Investor Relations: Kerry D. Massey Chief Financial Officer 615-771-7575
DAC Acquisition LLC Completes Acquisition of
Diversicare Healthcare Services, Inc.

BRENTWOOD, TN, (November 19, 2021) – Diversicare Healthcare Services, Inc. (“Diversicare”) (OTCQX: DVCR), today announced the completion of the previously announced acquisition by merger of Diversicare by DAC Acquisition LLC.
The closing follows approval of the transaction by Diversicare’s stockholders at a special meeting held November 18, 2021. Over 99% of the Diversicare common stock represented in person or by proxy at the special meeting, and over 89% of the total number of Diversicare common stock outstanding, were voted in favor of the merger transaction.
As a result of the completion of the merger, Diversicare has become wholly owned by DAC Acquisition LLC, and Diversicare’s stockholders will receive an amount of cash equal to $10.10 per share of Diversicare common stock. As a private company, shares of Diversicare’s common stock will no longer be listed for trading on the OTCQX.
Diversicare will continue to be managed by its current management team consisting of Jay McKnight, President and CEO; Becky Bodie, Executive Vice President and COO; and Kerry Massey, Executive Vice President and CFO.
Current shareholders whose shares are held in “street name” do not need to take action at this time unless advised to do so by their brokers or unless they are contacted by Computershare, the Paying Agent of DAC.
Advisors
Brentwood Capital Advisors LLC is acting as financial advisor and Bass Berry & Sims PLC is acting as legal counsel to Diversicare. Krieger and Prager LLP and Novack Burnbaum and Crystal LLC are acting as counsel to DAC Acquisition.
About Diversicare
Diversicare provides long-term care services to patients in 61 nursing centers and 7,250 skilled nursing beds. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.
About DAC Acquisition LLC
DAC Acquisition LLC is a privately held Delaware limited liability company of which Ephram Lahasky serves as the Manager. Mr. Lahasky, who has owned and operated Ambulance and Ambulette services since 1990, has significant affiliations with in excess of 100 owned and/or leased skilled nursing and similar centers in over 20 states.